Exhibit (a)(1)(e)

NEOMAGIC CORPORATION

AMENDMENT TO WARRANTS

This Amendment to Warrants (the “Amendment”) is made as of the date set forth below the signatures, by and between the warrantholder named in the signature block (“Warrantholder”) and NeoMagic Corporation (“NeoMagic”).

WHEREAS, NeoMagic commenced an offer to amend (the “Offer to Amend”) certain outstanding warrants to purchase shares of NeoMagic’s common stock that were initially issued on December 6, 2006, pursuant to an Offer to Amend Certain Outstanding Warrants dated June 28, 2007 and the memorandum from Douglas R. Young dated June 28, 2007, both of which are incorporated herein by reference;

WHEREAS, NeoMagic has previously issued to Warrantholder one or more warrants (each an “Warrant” and collectively, the “Warrants”) that were eligible for amendment pursuant to the Offer to Amend; and

WHEREAS, Warrantholder completed and submitted an Election Form to NeoMagic, which is incorporated herein by reference, in accordance with the terms and conditions of the Offer to Amend so that Warrantholder’s Warrants will be amended in accordance therewith.

NOW, THEREFORE, the parties hereto agree that the Warrants are hereby amended as follows:

1. Amendment of Warrants. Notwithstanding anything to the contrary set forth in the Warrants:

(a) The warrants will not be permitted to be exercised for cash consideration (described in Section 10(a) of the Warrants); the Warrants will only be exercisable pursuant to a “net exercise” (as described in Section 10(b) of the Warrants).

(b) The Warrants, as amended by this Amendment, will be net exercisable at any time after the date of this Amendment and Prior to the expiration of such Warrants.

2. No Other Changes. To the extent not expressly amended hereby, the Warrants will remain in full force and effect.

3. Assignment. This Amendment will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Warrantholder upon Warrantholder’s death, (b) any permitted transferee of the Warrants, and (c) any successor of NeoMagic. Any such successor of NeoMagic will be deemed substituted for NeoMagic under the terms of this Amendment for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity that at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of NeoMagic.

4. Entire Agreement. This Amendment, taken together with the Warrants (to the extent not amended hereby), the Offer to Amend Certain Outstanding Warrants dated June 28, 2007, the memorandum from Douglas R. Young dated June 28, 2007 and the Election Form Warrantholder submitted to NeoMagic in connection with the Offer to Amend, represent the entire agreement of the parties and will supersede any and all previous contracts, arrangements or understandings between the parties with respect to the Warrantholder’s warrant benefits. This Amendment may be amended at any time only by mutual written agreement of the parties hereto.

5. Counterparts. This Amendment may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned. Execution and delivery of this Amendment by exchange of facsimile copies bearing the facsimile signature of a party will constitute a valid and binding execution and delivery of the Amendment by such party. Such facsimile copies will constitute enforceable original documents.

6. Headings. All captions and section headings used in this Amendment are for convenient reference only and do not form a part of this Amendment.

7. Governing Law. This Amendment will be governed by the laws of the State of Delaware (with the exception of its conflict of laws provisions).

IN WITNESS WHEREOF, this Amendment has been entered into as of the date set forth below the signatures.

NEOMAGIC CORPORATION	WARRANTHOLDER:

By:
Title:	(Print name)

By:
Signature of Authorized Signatory

Title:
Date: